Exhibit 3.1

Constitution

Kazia Therapeutics Limited

ACN 063 259 754

Table of contents

Definitions and Interpretation		1

1	Definitions	1

2	Interpretation	2

Shares and share capital		4

3	Share capital	4

4	Certificates	6

5	CHESS	8

6	Lien	8

7	Calls	10

8	Forfeiture of Shares	12

9	Transfer of Shares	13

10	Transmission of Shares	15

11	Alteration of capital	16

12	Variation or cancellation of rights	16

13	Restricted Securities	17

14	Proportional takeover bids	18

15	Unmarketable parcels	19

Meetings of members		22

16	General meetings	22

17	Proceedings at general meeting	25

18	Voting	27

19	Proxies	31

Directors and Officers of the Company		32

20	The Directors	32

21	Directors’ tenure of office	34

22	Directors’ remuneration	35

23	Directors’ contracts	37

24	Powers of Directors	38

Approved by the Shareholders: 16 November 2022

25	Executive directors	39

26	Proceedings of Directors	40

27	Secretary	42

28	Indemnity and insurance	42

Financial		45

29	Financial statements	45

30	Reserves	45

31	Dividends and distributions	45

32	Capitalising profits	48

33	Winding up	49

General provisions		49

34	Minutes and registers to be kept	49

35	Inspection of records	50

36	Notices	50

Approved by the Shareholders: 16 November 2022

Definitions and Interpretation

1.	Definitions

Definitions

1.1	In this Constitution, unless the context otherwise requires:

Act means the Corporations Act 2001 (Cth).

ASIC means Australian Securities and Investments Commission.

ASX means ASX Limited (ACN 008 624 691) or the securities market which it operates, as the case may be.

ASX Settlement means ASX Settlement Pty Ltd (ACN 008 504 532).

Board means the Directors acting as a Board of Directors.

Business day has the same meaning as in the Listing Rules.

CHESS means the Clearing House Electronic Subregister System established and operated by ASX Settlement.

CHESS approved securities means securities approved by ASX Settlement in accordance with the Settlement Rules.

Company means Kazia Therapeutics Limited (ACN 063 259 754).

Constitution means the constitution of the Company for the time being in force.

Director means a person appointed as a director of the Company from time to time, in accordance with this Constitution.

Direct Vote means a direct vote which is validly cast in accordance with clause 18.17.

distribution includes a dividend, distribution, return of capital, bonus or payment in respect of any share buy-back.

Financial Year has the meaning given to the term “financial year” in the Act.

Home Branch means the branch of the ASX designated to the Company by the ASX.

Listing Rules means the Listing Rules of the ASX and any other rules of the ASX which apply while the Company is admitted to the Official List of the ASX, as amended or replaced from time to time, except to the extent of any express written waiver by ASX.

Member means a person who is entered in the Register as the holder of Shares in the capital of the Company.

Month means a calendar month.

Office means the registered office for the time being of the Company.

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Officer has the meaning given to “officer of a corporation” in section 9 of the Act.

Official List has the same meaning given to the term “official list” in the Listing Rules.

Ordinary Resolution means a resolution of the Members passed by a simple majority of the votes cast by Members entitled to vote on the resolution.

Register means the registers and/or sub-registers of Members to be kept under the Act and the Listing Rules.

Related Body Corporate has the same meaning given to the term “related body corporate” in the Act.

resolution means any resolution and includes a resolution of the Directors, an Ordinary Resolution and a Special Resolution.

Restricted Securities has the same meaning given to the term “restricted securities” in the Listing Rules.

Secretary means a person appointed as secretary of the Company and also includes any person appointed to perform the duties of secretary on a temporary basis and any duly appointed assistant secretary.

Settlement Rules means the settlement rules of ASX Settlement as amended or replaced from time to time.

Shares means shares in the capital of the Company.

Special Resolution means a resolution of Members passed by at least 75% of the votes cast by Members entitled to vote on the resolution, unless otherwise required by the Act or this Constitution.

Subsidiary has the same meaning given to the term “subsidiary” in section 9 of the Act.

The Act and Listing Rules definitions

1.2

In this Constitution, unless the context otherwise requires, if an expression is defined in, or given a meaning for the purposes of, the Act or the Listing Rules that expression has the same definition or meaning in this Constitution to the extent that it relates to the same matter for which it is defined or given a meaning in the Act or the Listing Rules.

2.	Interpretation

Replaceable	rules not to apply

2.1

To the full extent permitted by the Act, those provisions of the Act which apply as replaceable rules are displaced by this Constitution in relation to the Company and are replaced by the terms of this Constitution.

Approved by the Shareholders: 16 November 2022	2

Constitution subject to the Act

2.2

This Constitution is subject to the Act. If there is any conflict or inconsistency between the terms of this Constitution and the Act, the Act will prevail to the extent of the conflict or inconsistency.

Listing Rules and Settlement Rules only to have effect if Company is listed

2.3	In this Constitution, a reference to the Listing Rules or Settlement Ruleshas effect only if at the relevant time the Company is admitted to the Official List and is otherwise to be disregarded.

Constitution subject to Listing Rules if Company is listed

2.4	If the Company is admitted to the Official List, the following clauses apply:

(a)	Despite anything contained in this Constitution, if the Listing Rules prohibit an act being done, the act must not be done.

(b)	Nothing contained in this Constitution prevents an act being done thatthe Listing Rules require to be done.

(c)	If the Listing Rules require an act to be done or not to be done, authority is given for that act to be done or not to be done (as the case may be).

(d)	If the Listing Rules require this Constitution to contain a provision and it does not contain that provision, this Constitution is deemed to contain that provision.

(e)	If the Listing Rules require this Constitution not to contain a provision and it contains that provision, this Constitution is deemed not to contain that provision.

(f)	If any provision of this Constitution is or becomes inconsistent with the Listing Rules, this Constitution is deemed not to contain that provision to the extent of the inconsistency.

Interpretation

2.5	In this Constitution, unless the context otherwise requires:

(a)	a reference to:

(i)	the singular includes the plural and vice versa;

(ii)	a gender includes every gender;

(iii)	the Act, any section, regulation or schedule of the Act or any other legislation is a reference to that law as amended, consolidated, supplemented or replaced;

(iv)	in writing or written includes printing, lithography, photography and other means of representing or reproducing words in a visible form;

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(v)	paid up or paid includes credited as paid up or paid;

(vi)	dividend includes bonus;

(vii)	any person includes a reference to any individual, company, body corporate, association, partnership, firm, joint venture, trust or government agency;

(viii)	a person includes the person’s successors and legal personal representatives;

(ix)	a body (including an institute, association, authority or government agency) whether statutory or not:

(A)	which ceases to exist; or

(B)	whose powers are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(b)	the words including or includes means including but not limited to or including without limitation;

(c)	if a period occurs from, after, until or before a day of an act or event, it excludes that day; and

(d)	headings are for convenience only and must be ignored in interpreting this Constitution.

Shares and share capital

3.	Share capital

Limited liability of members

3.1	The Company is a company limited by shares and the liability of Members is limited to the amount paid or payable on Shares held by them in accordance with theAct.

Allotment and issue of Shares under control of Directors

3.2	The Directors control the allotment and issue of Shares. Subject to the Act and the Listing Rules, the Directors:

(1)	may allot, issue, cancel or otherwise dispose of Shares to any persons, on any terms and conditions, at that issue price and at those times as the Directors think fit;

(2)	have full power to give any person a call or option over any Shares duringany time and for any consideration as the Directors think fit; and

(3)

may issue Shares with any preferential, deferred or special rights, privileges or conditions or with any restrictions (whether in regard to dividends, voting, return of Share capital or otherwise) as the Directors determine.

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Company may issue preference Shares

3.3	The Company may issue preference Shares including preference Shares which are, or which at the option of the Company or holder may be, liable to be redeemed or converted into ordinary Shares.

Rights of holders of preference Shares

3.4	All preference Shares issued by the Company confer on the holders of those preference Shares:

(1)	the same rights as holders of ordinary Shares to receive notices, reports and accounts and to attend general meetings of the Company;

(2)	the right to vote in each of the following circumstances and in no others:

(a)	during a period when a dividend (or part of a dividend) for the Share is in arrears;

(b)	on a proposal to reduce the Company’s Share capital;

(c)	on a resolution to approve the terms of a buy-back agreement;

(d)	on a proposal that affects rights attached to the Share;

(e)	on a proposal to wind up the Company;

(f)	on a proposal to dispose of the whole of the Company’s property, business and undertaking;

(g)	during the winding up of the Company; and

(3)	such other rights, and subject to such other terms and conditions as are provided for in their terms of issue.

Applications for Shares

3.5

Where the Company receives an application for a Share by or on behalf of the applicant and the Company allots a Share to the applicant asa consequence of that application, the application is to be treated as:

(1)	an agreement by the applicant to accept that Share subject to the terms and conditions on which the Share is allotted;

(2)	a request by the applicant for the Company to enter the applicant’s name in the Register in respect of that Share; and

(3)	an agreement by the applicant to become a Member and, subject to the Act, to be bound by this Constitution on being registered as the holder of that Share.

Brokerage or commission

3.6

Subject to the provisions and restrictions contained in the Act and the Listing Rules, the Company may pay brokerage or commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) for any Shares in the Company or for procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares in the Company.

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Any brokerage or commission may be paid or satisfied in cash, Shares, debentures or other securities of the Company or otherwise as the Directors determine.

Joint holders

3.7	Two or more persons registered as the holders of any Share are deemed to holdthe Share as joint tenants with benefits of survivorship, subject to the following provisions:

(1)	the joint holders are jointly and severally liable for all payments (including calls and instalments) made for the Share;

(2)	if a joint holder dies, the survivor or survivors are the only person or persons recognised by the Company as having any title to the Share, but the Directors may require evidence of death;

(3)	any one joint holder may give a valid receipt for any distribution or other amount payable to the joint holders; and

(4)	delivery of a notice or a certificate for a Share to any joint holder issufficient delivery to all the joint holders.

More than four persons registered

3.8

If more than four persons are noted in the Register as joint holders of securities of the Company, or a request is made to register more than four persons as joint holders then (except in the case of executors or trustees or administrators of a deceased Member), the first four persons named in the Register or the request (as the case may be) are deemed to be the holders of those securities and no other persons will be regarded by the Company as a holder of those securities for any purpose.

Recognition of trusts or other interests

3.9

Subject to the provisions of the Act, the Company is entitled to treat the registered holder of any Shares as the absolute owner of those Shares and, accordingly, the Company is not bound to recognise (whether or not it has notice):

(1)	a person as holding a Share on any trust; or

(2)	any equitable, contingent, future or partial interest in any Share or unit ofa Share.

4.	Certificates

Certificated holdings

4.1

The provisions of this clause 4 apply only to the extent that the Company is required by the Act, the Listing Rules or the Settlement Rules to issue certificates for Shares or other marketable securities of the Company, and then only for those Shares or other marketable securities for which certificates are required to be issued.

Approved by the Shareholders: 16 November 2022	6

Issue of certificates

4.2

Subject to this Constitution, where the Company is required by the Act, the Listing Rules or the Settlement Rules to issue certificates for Shares or other marketable securities of the Company, the certificates must be issued in accordance with the Act, the Listing Rules and the Settlement Rules and must include all information required by the Act, the Listing Rules and the Settlement Rules.

Entitlement of Member to certificate

4.3

Subject to this Constitution, every Member is entitled free to one certificate for each class of Shares or other marketable securities registered in its name or to several certificates each for a reasonable proportion of those Shares or marketable securities.

Certificate for joint holders

4.4	Where Shares or other marketable securities are registered in the names of two or more persons, only one certificate is required to be issued for each class of those Shares or marketable securities.

Cancellation of certificate on transfer

4.5

Subject to this Constitution, on every application to register the transfer of any Shares or other marketable securities, or to register any person as a Member in respect of any Shares or other marketable securities which may have been transmitted to that person by operation of law, the certificate for those Shares or other marketable securities must be delivered up to the Company forcancellation.

4.6

The Company must issue a new certificate in similar form specifying the Shares or other marketable securities transferred or transmitted and deliver it to the transferee or transmittee within five business days after the registrable transfer or transmission notice is lodged with the Company.

4.7

If registration is required for some only of the Shares or other marketable securities specified on the certificate delivered up to the Company, a new certificate specifying the Shares or other marketable securities remaining untransferred or untransmitted must be delivered to the transferor.

Replacement of certificates

4.8	The Company must issue a replacement certificate:

(1)	if the certificate is worn out or defaced, on production of the certificate to the Company to be replaced and cancelled; or

(2)	if the certificate is lost or destroyed, on the Company being furnished with:

(a)	evidence that the certificate has been lost or destroyed, and has not been disposed of or pledged, as is required by the Act;

(b)	an undertaking to return the certificate, if found, as required bythe Act; and

(c)	if the Directors consider it necessary, a bond or indemnity as the Act authorises the Directors to require.

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4.9	The Company must issue all replacement certificates within five business days after receiving the original certificate or evidence of loss or destruction.

5.	CHESS

Participation in CHESS

5.1	While the Company is admitted to the Official List it must participate in CHESS to the extent required by the Listing Rules.

Compliance with Settlement Rules

5.2

The Company must comply with the Settlement Rules if any of its securities are CHESS approved securities. In particular the Company must comply with the requirements of the Settlement Rules and Listing Rules regarding maintenance of registers, issuing holding statements and transfers in relation to its CHESSapproved securities.

Registers

5.3

If the Company’s securities are CHESS approved securities, in addition to the CHESS sub-register, the Company must provide for an issuer sponsored sub-register, or a certificated sub-register, or both (at least if the Company has Restricted Securities on issue).

No interference with transfer of quoted securities

5.4

The Company must not prevent, delay or interfere with the registration of a transfer of quoted securities or the registration of a paper-based transfer in registrable form (which satisfies the requirements of clause 9), except as permitted by clause 9.4, the Listing Rules or Settlement Rules.

6.	Lien Lien

6.1	The Company has a first and paramount lien on every Share for:

(1)	unpaid calls and instalments on those Shares;

(2)	if the Shares were acquired under an employee incentive scheme, any amount owing to the Company for acquiring those Shares; and

(3)	any amount the Company is required by law to pay (and has paid) inrespect of the Share of a Member or deceased Member.

6.2	A lien extends to reasonable interest at any rates the Directors may determine, and expenses incurred because the amount is not paid.

Extent of lien

6.3

The Company’s lien on a Share extends to all distributions and other monies payable for or in respect of the Share, including the proceeds of sale of the Share. The Company may deduct or set-off against any distributions or other monies subject to the Company’s lien any monies due and payable to the Company.

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Exemption from lien

6.4	The Directors may at any time declare any Share to be wholly or in part exempt from the provisions of clauses 6.1 and 6.2.

Sale under lien

6.5	Subject to clause 8, the Company may sell or otherwise dispose of any Shares on which the Company has a lien in any manner if, and only if:

(1)	an amount in respect of which the lien exists is presently payable (Sum); and

(2)

Thirty days has expired from the Company giving written notice (Notice) to the registered holder of the Shares, or to the person entitled to the Shares because of the death or bankruptcy of the registered holder; and

(3)	the Notice specified:

(a)	the Sum; and

(b)	that payment must be made by a date at least 10 business days after the date of the Notice; and

(c)	a reasonable place and method for payment; and

(d)	that if payment were not made as required, the Shares would besold under the lien; and

(4)	the Notice has not been complied with.

Proceeds of sale of Shares sold under lien

6.6	The Company must:

(1)	apply the net proceeds of Shares sold under lien (after payment of all costs and expenses incurred in selling the Shares) (Net Proceeds) in payment of the Sum; and

(2)	pay the balance of the Net Proceeds (if any) to the person registered as the holder of the Shares immediately before the Shares were sold or as that person directs.

No release of liability

6.7

Where the Net Proceeds are insufficient for the full payment of the Sum, the person or persons liable to pay the Sum remain liable to the Company for the balance of the Sum. Nothing in, or done pursuant to, this clause 6 releases a person who is or was registered as the holder of any Share from any liability to the Company in respect of the Sum.

Remedies

6.8

The remedy of any person aggrieved by the sale or disposal of its Shares under this clause 6 is limited to a right of action in damages against the Company to the exclusion of any other right, remedy or relief against any other person.

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Transfer on sale under lien

6.9	The Company must register the purchaser as holder of the Shares transferred under clause 6.

6.10

The purchaser of the Shares transferred is not bound to see that the purchase money is properly applied as set out in this clause 6. The purchaser’s title to the Shares is unaffected by any irregularity or invalidity in connection with the sale or the application of the purchase money.

6.11	The purchaser of the Shares transferred under this clause 6 is discharged from liability for any calls which may have been due before the purchase of those Shares, unless otherwise agreed.

Company may forfeit instead

6.12

If clause 8 applies to a Share on which a call is unpaid, the Company may choose which of the sale and other procedures under clauses 6 and 8 it will use. Choosing to use procedures under one of those clauses 6 or 8 does not limit the Company’s rights under the other clause.

Company’s right to recover payments

6.13

A Member must reimburse the Company on demand in writing for all payments the Company makes to a government or taxing authority in respect of the Member, the death of a Member or the Member’s shares or any distributions on the Member’s shares where the Company is required by law to make the relevant payment.

6.14	The Company is not obliged to advise the Member in advance of its intention to make the payment.

Reimbursement is a debt due

6.15

The obligation of the Member to reimburse the Company under clause 6.13 is a debt due to the Company as if it were a call on all the Member’s shares, duly made at the time when the written demand for reimbursement is given by the Company to the Member. The provisions of this Constitution relating to non-payment of calls, including payment of interest and sale of the Member’s shares under lien, apply to the debt.

7.	Calls

Directors may make calls

7.1	The Directors may make calls as they think fit on the Members for all monies unpaid on Shares held by those Members which are not monies made payable by the conditions of allotment at fixed times.

7.2	A call is deemed to have been made when the resolution of the Directors authorising that call was passed.

7.3	A call may be made payable by instalments.

7.4	The Directors may revoke or postpone a call.

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Notice of calls

7.5

The Company must give written notice of a call at least 30 business days before the call is due. The notice must specify the time and place for payment and any other information required by the Listing Rules. The non-receipt of any notice by, or the accidental omission to give notice of any call to, any Member will not invalidate the call.

Difference in terms of issue as to calls

7.6	The Directors may, on the issue of Shares, differentiate between the holders as to the amount of calls to be paid and the time for payment of those calls.

Fixed payments deemed calls

7.7

Any sum which, by the terms of issue of a Share, becomes payable on allotment or at any fixed date, will for the purposes of this Constitution be deemed to be a call duly made and payable on the date on which the sum is payable. In case of non-payment, all the relevant provisions of this Constitution as to payment of interest and expenses, forfeiture or otherwise will apply as if the sum had become payable by virtue of a call duly made and notified.

Interest on sums not paid

7.8

A sum called in respect of a Share and not paid on or before the date for payment bears interest from the date for payment to the time of actual payment at anyrates as the Directors may determine. The Directors may waive payment of interest, either in whole or in part.

Payment of calls

7.9	Each Member must pay the amount of every call made on it at the times and places appointed by the Directors.

Proof of calls

7.10	In any proceeding to recover monies due for any call, it is sufficient andconclusive evidence of the debt if it is proved that:

(1)	the name of the Member sued is entered in the Register as the holder or one of the holders of the Shares in respect of which the call was made;

(2)	the resolution making the call was recorded in the minute book; and

(3)	notice of the call was given to the Member sued in accordance with this Constitution.

Prepayment of calls

7.11

The Directors may receive from any Member willing to advance it, all or any part of the amount unpaid on the Shares held by that Member beyond the sums actually called up. The Directors may then either:

(1)

if the Member so requests, make a call on the Member for the amount advanced, pro rata in respect of all Shares held by that Member on which monies remain unpaid or on any other basis as agreed between that Member and the Directors; or

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(2)

authorise payment by the Company of interest on the whole or any part of the amount so received until the amount becomes due or is repaid at the rate agreed between the Member paying the sum in advance and the Directors. The Directors may at any time authorise repayment of the whole or any part of the amount paid in advance on giving the Member one Month’s notice of the date for repayment.

8.	Forfeiture of Shares

Forfeiture on non-payment of calls

8.1

Unless the Directors otherwise determine, any Share on which a call is unpaid 14 days after the day for its payment has expired will be absolutely forfeited without any resolution of the Directors or other proceeding being required. Subject to the Act and the Listing Rules, the Directors may then proceed to cancel or sell the forfeited Shares.

Evidence of forfeiture

8.2

A written statement declaring that the person making the statement is a Directoror Secretary of the Company and that a Share in the Company has been forfeited on a date stated in the statement, is conclusive evidence of the facts stated in the statement as against all persons claiming to be entitled to the Share.

Effect of forfeiture

8.3	On forfeiture of a Share the person whose Share is forfeited will:

(1)	cease to be a Member in respect of the forfeited Share;

(2)	lose all entitlements to dividends declared in respect of the forfeited Share and not actually paid; and

(3)

remain liable to pay the Company all money which, at the date of forfeiture, was payable by it to the Company in respect of the forfeited Share together with interest on that amount from the date of forfeiture until payment at the rate determined by the Directors. The Directors are under no obligation to enforce payment.

Sale of forfeited Share

8.4

If the Directors determine to sell any forfeited Shares, the Company may dispose of any forfeited Shares on any terms and in any manner as the Directors determine, and in accordance with any applicable requirements of the Act and the ListingRules.

8.5	The Company may do all things necessary to give effect to the sale of theforfeited Shares, including authorising a Director or any other person to:

(1)	execute a transfer of the Shares sold in favour of the purchaser of the Shares; and

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(2)	do all acts and things as are necessary or desirable under the Act, the Listing Rules or Settlement Rules, to effect a transfer and to enable the forfeited Shares to be disposed of.

8.6	The Company must register the transferee as holder of the Shares forfeited.

8.7

The transferee of the forfeited Shares is not bound to see that forfeit money is properly applied as set out in this clause 8. The transferee’s title to the Shares is unaffected by any irregularity or invalidity in connection with the forfeiture, sale or disposal of the Shares.

Proceeds of sale

8.8	The proceeds of sale of any forfeited Shares received by the Company must be applied in payment of:

(1)	first, the expenses of the sale;

(2)	secondly, any expenses necessarily incurred in connection with the forfeiture, including any interest accrued;

(3)	thirdly, the calls then due and unpaid; and

(4)	the balance (if any) must be paid to the Member whose Shares have been sold within five business days of the Company receiving the proceeds ofsale.

Redemption of forfeited Shares

8.9

A Share belonging to a person which has been forfeited may be redeemed at any time up to, but not including, the day on which the Share is intended to be sold, by payment to the Company of all calls due on the Share and any other costs and expenses which may be permitted by the Act and the Listing Rules, and on payment the person is entitled to the Share as if the forfeiture had not occurred.

8.10

The remedy of any person aggrieved by the sale or disposal of its Shares under this clause 8 is limited to a right of action in damages against the Company to the exclusion of any other right, remedy or relief against any other person.

Surrender of Shares

8.11

The Directors may accept the surrender of any Share which they are entitled to forfeit on any terms they think fit and any Share so surrendered may be disposed of in the same manner as a forfeited Share.

9.	Transfer of Shares

Transfer document

9.1

Subject to this Constitution, the Act, the Listing Rules and Settlement Rules, a Member may transfer all or any Shares by a transfer document duly stamped (if necessary) and delivered to the Company. The transfer document must be in writing in the usual or common form or in any other form as the Directors may determine or, in particular circumstances, agree to accept and must be signed by or on behalf of the transferor or as otherwise permitted by the Act.

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Registration procedure

9.2

Subject to this Constitution, the Act, the Listing Rules and Settlement Rules, every transfer document must be delivered to the Company accompanied by the certificate for the Shares to be transferred and any other evidence the Directors may require to prove the title of the transferor or its right to transfer the Shares. The

Company must retain all transfer documents registered but any transfer document which the Directors refuse to register must (except in the case of fraud or suspected fraud) be returned on demand to the person who deposited that document.

Registration of transfer

9.3

Subject to clause 9.4, the Company must register each registrable paper-based transfer of Shares which complies with clauses 9.1 and 9.2, the Act and the Listing Rules. The Company may charge a reasonable fee for such registration in accordance with the Listing Rules.

Restrictions on transfer

9.4

Except as otherwise provided for in the Listing Rules and Settlement Rules, the Directors may in their absolute discretion ask ASX Settlement to apply a holding lock to prevent a transfer, or refuse to register a paper-based transfer, of a Sharewhere:

(1)	the Company has a lien on the Shares the subject of the transfer;

(2)	the Company is served with a court order that restricts a Member’s capacity to transfer the Shares;

(3)

registration of the transfer may break an Australian law and the ASX has agreed in writing to the application of a holding lock (which must not breach the Settlement Rules) or that the Company may refuse to register atransfer;

(4)	if the transfer is paper-based, either a law related to stamp duty prohibits the Company from registering it, or the Company is otherwise allowed to refuse to register it under the Listing Rules;

(5)	the transfer does not comply with the terms of any employee incentive scheme of the Company;

(6)	if the transfer is paper-based, registration of the transfer will create a new holding which at the time of the transfer is lodged is less than a marketable parcel as defined in the Listing Rules;

(7)	the relevant Member has agreed in writing to the application of a holding lock (which must not breach the Settlement Rules) or that the Companymay refuse to register a transfer; or

(8)	if otherwise permitted under the Listing Rules.

Notice of refusal to register

9.5

If the Company refuses to register a paper-based transfer under clause 9.4, it must tell the lodging party in writing of the refusal and the reason for it, within five business days after the date on which the transfer was lodged.

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9.6

If the Company asks ASX Settlement to apply a holding lock under clause 9.4, it must tell the holder of the Shares in writing of the holding lock and reason for it, within five business days after the date in which it asked for the holding lock.

Transfer not complete until name entered in the Register

9.7	Subject to the Settlement Rules, the transferor of a Share remains the holder of the Share until the name of the transferee is entered in the Register in respect of that Share.

10. Transmission of Shares Death of a Member

10.1	If a Member dies:

(1)

and the Member was a joint holder of any Shares, the surviving joint holder (or holders) is (or are) the only person (or persons) recognised by the Company as having any title to or interest in those Shares; and

(2)

the legal personal representatives of the Member (not being one of two or more joint holders) are the only persons recognised by the Company as having any title to or interest in the Shares registered in its name.

10.2	Nothing in clause 10.1 releases the estate of a deceased Member from any liability on a Share, whether that Share was held by the deceased solely or jointly with other persons.

Transmission on death or bankruptcy

10.3

Any person who becomes entitled to a Share because a Member dies or becomes bankrupt, or otherwise by operation of law may, on producing the evidence of entitlement which the Directors may require, elect either to be registered personally as the holder of the Share or to have some person nominated by it registered as the transferee of that Share.

Election as to registration on transmission

10.4	If the person becoming entitled to a Share:

(1)	elects to be registered personally, he or she must deliver or send to the Company a personally signed written notice stating that election; or

(2)	elects to have another person registered, he or she must effect a transfer of the Share in favour of that person.

10.5

All the limitations, restrictions and provisions of this Constitution relating to the right to transfer, the form of transfer and the registration of transfers of Shares will be applicable to any notices or transfers.

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10.6

11.	Alteration of capital

11.1	The Company may:

(1)	convert all or any of its Shares into a larger or smaller number of Shares. Any amount unpaid on the Shares being converted is divided equally among the replacement Shares; and

(2)	cancel Shares which have been forfeited.

Dealing with fractions

11.2

Subject to the Act, the Directors may do anything required to give effect toany resolution which alters the Company’s share capital. Where a Member becomes entitled to a fraction of a Share on a consolidation, this power includes:

(1)	making cash payments;

(2)	determining that fractions may be disregarded to adjust the rights of all parties;

(3)	appointing a trustee to deal with any fractions on behalf of Members; and

(4)	rounding up each fractional entitlement to the nearest whole Share by capitalising any amount available for capitalisation even though only some of the Members may participate in the capitalisation.

Reduction of capital

11.3

Subject to the Act and the Listing Rules, the Company may reduce its capital inany manner, including by way of distributing specific assets, including securities of the Company or of any other corporation, trust or entity.

Power to buy back Shares

11.4

The Company may, in accordance with the Act and the Listing Rules, buy back its own Shares on any terms and conditions determined by the Directors. The consideration paid for a buy back of Shares may include specific assets, including securities of the Company or of any other corporation, trust or entity.

12.	Variation or cancellation of rights

Variation or cancellation of rights of class of Shares

12.1

Subject to the Act and the Listing Rules, all or any of the rights and privileges attached to any class of Shares (unless otherwise provided by the terms of issue of the Shares of that class) may be varied or cancelled, including by converting or reclassifying Shares from one class to another:

(1)	with the written consent of holders of at least 75% of the Shares issued in that class; or

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(2)

with the approval of a Special Resolution passed at a meeting of holders of the Shares of that class. The provisions of this Constitution relating to notice of general meetings, quorum at a meeting, the appointment of a chair and of proxies, attorneys and representatives, the depositing and form andvalidity of proxies and the conduct of general meetings will apply to any meeting of that class to approve such a Special Resolution.

No consent or sanction required for redemption

12.2

A consent or sanction referred to in clause 12.1 is not required to redeem any Shares or vary any other rights attaching to any Shares where that redemption or variation is in accordance with the terms of issue of those Shares.

No variation by issue of further Shares ranking equally

12.3

The rights conferred on the holders of the Shares of any class will not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking equally in respect of those rights.

13.	Restricted Securities

13.1	The Company must comply with all the requirements of the Listing Rules relating to Restricted Securities. Despite any other provisions of this Constitution:

(1)

a holder of Restricted Securities must not dispose of (as the term “dispose” is defined in the Listing Rules), or agree or offer to dispose of, the Restricted Securities during the escrow period for those Restricted Securities, except as permitted by the Listing Rules or the ASX;

(2)

if the Restricted Securities are in the same class as quoted securities of the Company, the holder will be taken to have agreed in writing that the Restricted Securities are to be kept on the Company’s issuer sponsored sub- register and are to have a holding lock applied for the duration of the escrow period for those Restricted Securities;

(3)

the Company must refuse to acknowledge a disposal (including, without limitation, registering a transfer) of Restricted Securities during the escrow period for any Restricted Securities except as permitted by the Listing Rules or the ASX;

(4)

a holder of Restricted Securities will not be entitled to participate in any return of capital on those Restricted Securities during the escrow period for those Restricted Securities except as permitted by the Listing Rules or the ASX; and

(5)

if a holder of Restricted Securities breaches a restriction deed or a provision of this Constitution restricting a disposal of those Restricted Securities, the holder of the Restricted Securities will not be entitled to any dividend or distribution, or to exercise any voting rights, in respect of the Restricted Securities for so long as the breach continues.

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14.	Proportional takeover bids

Definitions

14.1	In this clause 14:

Approving resolution has the same meaning as in section 648D of the Act;

Approving resolution deadline has the same meaning as in section 648D of the Act;

Associate has the meaning specified in section 9 of the Act for the purposes of Chapter 6 of the Act; and

Proportional takeover bid has the meaning specified in section 9 of the Act.

Prohibition on registration of transfer unless takeover scheme approved

14.2

Where an offer has been made under a proportional takeover bid in respect of Shares included in a class of Shares in the Company, registration of a transfer to effect a contract resulting from the acceptance of an offer made under the proportional takeover bid is prohibited unless and until a resolution to approve the proportional takeover bid is passed in accordance with this clause 14 and this Constitution.

Approving resolution

14.3	An approving resolution under this clause 14 is to be voted on at a meeting, convened and conducted by the Company, of the persons entitled to vote on that resolution under the Act.

Entitlement to vote on approving resolution

14.4

A person (other than the bidder or an associate of the bidder) who, as at the end of the day on which the first offer under the proportional takeover bid was made, held Shares included in that class is entitled to vote on an approving resolution and, for the purposes of so voting, is entitled to one vote for each of those Shares.

Bidder and associates not entitled to vote

14.5	The bidder or an associate of the bidder is not entitled to vote on an approving resolution under this clause 14.

Approving resolution passed

14.6

An approving resolution under this clause 14 is taken to have been passed if the proportion which the number of votes in favour of the resolution bears to the total number of votes on the resolution is greater than 50%, and otherwise is taken to have been rejected.

General meeting provisions to apply

14.7

The provisions of this Constitution which apply to a general meeting of the Company apply, with any modifications as the circumstances require, to a meeting convened under this clause 14 and apply as if that meeting were a general meeting of the Company.

Approved by the Shareholders: 16 November 2022	18

Meeting to be held before approving resolution deadline

14.8

Where takeover offers have been made under a proportional takeover bid, the Directors of the Company must ensure that a resolution to approve the proportional takeover bid is voted on in accordance with this clause 14 before the approving resolution deadline in relation to the proportional takeover bid.

Notice as to whether approving resolution is passed

14.9

Where a resolution to approve a proportional takeover bid is voted on in accordance with this clause 14, before the approving resolution deadline in relation to the proportional takeover bid, the Company must, on or before the approving resolution deadline:

(1)	give to the bidder; and

(2)	serve on the Home Branch,

a written notice stating that a resolution to approve the proportional takeover bid has been voted on and that the resolution has been passed, or has been rejected, as the case may be.

Approving resolution deemed to have been passed

14.10

Where, as at the end of the day before the approving resolution deadline in relation to a proportional takeover bid under which offers have been made, no resolution to approve the proportional takeover bid has been voted on in accordance with this clause 14, a resolution to approve the proportional takeover bid is, for the purposes of this clause 14, deemed to have been passed in accordance with this clause 14.

Effect of this clause

14.11	This clause 14 ceases to have effect on the third anniversary of the later of the date of its adoption and its most recent renewal.

15. Unmarketable parcels Definitions

15.1	In this clause 15:

Effective Date means the date immediately following the expiry of the period referred to in the notice given by the Company to Unmarketable Parcel Holders in accordance with this clause 15;

Marketable Parcel means a number of Shares equal to a marketable parcel as defined in the Listing Rules and ASX Operating Rules, calculated on the day before the Company gives notice under clause 15.2;

Unmarketable Parcel means a number of Shares which is less than a Marketable Parcel; and

Unmarketable Parcel Holder means a Member holding an Unmarketable Parcel.

Approved by the Shareholders: 16 November 2022	19

Notice to Unmarketable Parcel Holder

15.2

The Company may give written notice to an Unmarketable Parcel Holder advising of the Company’s intention to sell its Unmarketable Parcel under this clause 15, unless the Unmarketable Parcel Holder, within six weeks from the date the notice is sent by the Company, gives written notice to the Company that it wishes to retain its Shares in which case the provisions of this clause 15 will not apply to the Shares held by that Unmarketable Parcel Holder.

Revocation or withdrawal of notice

15.3

If an Unmarketable Parcel Holder has given written notice to the Company that it wishes its Shares to be exempted from this clause 15, it may at any time before the Effective Date revoke or withdraw that notice and the provisions of this clause 15 will then apply to the Shares held by that Unmarketable Parcel Holder.

Sale of Unmarketable Parcels

15.4

Subject to the Act, on and from the Effective Date, the Company may sell or otherwise dispose of the Shares held by each Unmarketable Parcel Holder on any terms and in that manner and at those times which the Directors determine. For the purpose of selling or disposing of those Shares, each Unmarketable Parcel Holder irrevocably:

(1)	appoints the Company as its agent to sell all the Shares it holds;

(2)

appoints the Company and each Director and Secretary from time to time jointly and severally as its attorney in its name and on its behalf to effect a transfer document for its Shares and to otherwise act to effect a transfer of its Shares;

(3)	appoints the Company as its agent to deal with the proceeds of sale of those Shares in accordance with this clause 15; and

(4)	permits the Company if permitted by the Act to pool two or more Unmarketable Parcels for sale.

Company to pay all costs

15.5	The Company will pay all costs and expenses of the sale and disposal of Unmarketable Parcels under this clause 15.

Title of purchaser of Unmarketable Parcel

15.6

Once the name of the purchaser of the Shares sold or disposed of in accordancewith this clause 15 is entered in the Register for those Shares, the title of the purchaser to those Shares is not affected by any irregularity or invalidity in connection with the sale or disposal of those Shares and the validity of the sale may not be impeached by any person.

Remedy of Unmarketable Parcel Holder

15.7

The remedy of any Unmarketable Parcel Holder who is aggrieved by the sale or disposal of its Shares under this clause 15 is limited to a right of action in damages against the Company to the exclusion of any other right, remedy or relief against any other person.

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Evidence of sale in accordance with this clause

15.8

A written statement declaring that the person making the statement is a Director or Secretary of the Company and that the Shares of an Unmarketable Parcel Holder have been dealt with in accordance with this clause 15, is conclusive evidence of the facts stated in the statement as against all persons claiming to be entitled to those Shares.

Receipt of proceeds of sale

15.9

The Company’s receipt of the sale proceeds of the Shares of an Unmarketable Parcel Holder is a good discharge to the purchaser of all liability in respect of thepurchase of those Shares and the purchaser will not be bound to see to the application of the money paid as consideration.

Company to deal with proceeds of sale

15.10	The Company will receive the proceeds of sale of the Shares under this clause 15 and will deal with those proceeds as follows. It must:

(1)	pay the proceeds into a separate bank account which it opens and maintains for that purpose;

(2)	hold the proceeds in trust for the Unmarketable Parcel Holders participating in the sale process under this clause 15;

(3)

as soon as reasonably practicable after it receives the proceeds, notify the Unmarketable Parcel Holder in writing of the receipt and that the proceeds are being held by the Company pending receipt of the share certificate (if any) for those Shares sold or disposed of or, if those certificates have been lost or destroyed, a statement and undertaking in accordance with the Act, and seeking instructions from the Unmarketable Parcel Holder as to how the proceeds are to be dealt with;

(4)

deal with the sale proceeds as instructed by the Unmarketable Parcel Holder on whose behalf they are held if the Member provides the Company withthe certificate (if any) for those Shares or, if that certificate has been lost or destroyed, a statement and undertaking in accordance with the Act; and

(5)

if the whereabouts of the Unmarketable Parcel Holder are unknown or no instructions are received from the Unmarketable Parcel Holder within two years of the proceeds being received by the Company, deal with those proceeds according to the applicable laws dealing with unclaimed monies.

Overriding effect of this clause 15

15.11	Subject to clauses 2.4 and 15.12, the provisions of this clause 13 have effect despite any other provision of this Constitution.

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Clause 15 ceases to have effect following announcement of takeover bid

15.12

This clause 15 ceases to have effect following the announcement of a takeover bid but, despite clause 15.13, the procedures set out in this clause 15 may be started again after the close of the offers made under the takeover bid.

Clause 15 may be invoked only once in any 12 Month period

15.13	The provisions of this clause 15 may be invoked only once in any 12 Month period.

Meetings of members

16. General meetings Annual general meetings

16.1	Annual general meetings of the Company must be held in accordance with the Act and the Listing Rules. The business of an annual general meeting may include:

(1)	receiving and considering the statement of financial performance, statement of financial position, the reports of the Directors and of the auditors, and the statement of the Directors;

(2)	electing Directors;

(3)	adopting the remuneration report;

(4)	appointing the auditor, and

(5)	fixing the remuneration of the auditor, whether or not this is stated in the notice ofmeeting.

General meetings

16.2	The Directors may convene a general meeting of the Company whenever they think fit.

16.3

If a separate meeting place (or places) is (or are) linked to the main place of a general meeting by an instantaneous audio-visual communication device or similar form of technology which, by itself or in conjunction with other arrangements:

(1)	gives the body of Members in the separate meeting place(s) a reasonable opportunity to participate in proceedings in the main place;

(2)	enables the chair to be aware of proceedings in the other place(s); and

(3)	enables the Members in the separate meeting place(s) to vote on a show of hands or on a poll,

a Member present at the separate meeting place(s) is taken to be present at the general meeting and is entitled to exercise all rights as if they were present at the main place.

16.4	If, before or during the general meeting, any technical difficulty occurs where on or more of the matters set out in clause 16.3 is not satisfied, the chair may:

(1)	adjourn the general meeting until the difficulty is remedied; or

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(2)

continue to hold the general meeting in the main place (and any other place(s) linked by technology under clause 16.3) and transact business, and no Member may object to the general meeting being held or continuing.

16.5

Unless the law requires otherwise, a virtual general meeting may be held without there being a physical meeting place by using any technology, including an instantaneous audio-visual communication device or audio and visual or virtual communication technology, on the basis that:

(1)	the notice convening the general meeting refers to the main regulations, rules and procedures governing how the meeting is to be conducted;

(2)	a Member participating at the meeting is taken to be present at the meeting for all purposes (including for the purposes of determining a quorum);

(3)	a Member participating at the meeting is entitled to exercise all rights as a Member at the meeting including the right to vote (as applicable) on a show of hands or a poll; and

(4)

the Members participating at the meeting should be able to hear the meeting in real time and should be given a reasonable opportunity to participate including being able to ask questions or to make comments (provided that an inability of one or more Members to do so will not affect the validity of the meeting or any business conducted at it for so long as sufficient Members are able to do so as are required to constitute a quorum).

16.6	Nothing in clause 16.3, 16.4, 16.5, 17.8, 17.9, 17.10 or 17.11 is to be taken to limit the powers conferred on the chair by law

Members may requisition meeting

16.7	Members may requisition the holding of a general meeting in accordance with the Act and the Directors must convene a general meeting in accordance with thetime limits under the Act.

Notice of general meeting

16.8

Notice of every annual general meeting, general meeting or meeting of any class of Members must be given in the manner provided by this Constitution and the Act to the Members and those persons who are otherwise entitled under this Constitution to receive notices.

Directors entitled to notice of meeting

16.9	A Director is entitled to receive notice of and to attend all general meetings and all separate meetings of the holders of any class of Shares, and is entitled to speak at those meetings.

Contents of notice of general meeting

16.10	Every notice convening a general meeting must include or be accompanied by all information required by the Act and the Listing Rules and must at least:

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(1)

set out the place, the day and time for the meeting (and, if the meeting is to be linked to one or more additional places by technology under clause 16.3, or be held as a virtual meeting under clause 16.4, the technology that will be used to facilitate the holding of the meeting in that manner);

(2)	subject to clause 16.1, state the general nature of the business to be transacted at the meeting and any Special Resolution to beproposed;

(3)	include a statement that:

(a)	a Member entitled to attend and vote is entitled to appoint a proxy;

(b)	a proxy need not be a Member; and

(c)	a Member who is entitled to cast two or more votes may appoint two proxies and may specify the proportion or number of votes each proxy is appointed to exercise;

(4)	be accompanied by an instrument of proxy in the form described in this Constitution or in any other form as the Directors may determine oraccept;

(5)	include information about how instruments of proxy can be delivered to the Company; and

(6)	if required by the Listing Rules, include a voting exclusion statement.

Form of notice of meeting

16.11	Unless the law provides otherwise, a notice of general meeting and instrument of proxy:

(1)	need not be provided physically in writing;

(2)	may be provided to Members using one or more technologies to communicate the contents; and

(3)	may be provided to Members using one or more technologies to communicate details of an online location where they can be viewed or downloaded.

Omission to give notice

16.12

Except as prescribed by the Act, the accidental omission to give notice of a meeting to any Member or the non-receipt of notice of a meeting by any Member does not invalidate any of the proceedings at that meeting.

Changes to general meeting

16.13	If the Directors consider that:

(1)	a general meeting has become unnecessary;

(2)	the postponement of a general meeting is in the interests of Members;

(3)	the venue for a general meeting is no longer appropriate, convenient or practical; or

(4)	a change is otherwise necessary to conduct the general meeting efficiently, the Directors may:

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(5)	change the venue for the general meeting;

(6)	cancel the general meeting;

(7)	postpone the general meeting; and/or

(8)	make any change they consider necessary to the efficient conduct of the general meeting.

16.14

Clause 16.13 does not permit the Directors to cancel a meeting convened in accordance with the Act by a single Director, by Members, by the Directors on request of Members or to a meeting convened by a court unless the partywhich convened the meeting (or at the request of whom the meeting was convened) consents to the cancellation.

16.15	The only business that may be transacted at a general meeting, the holding of which is postponed, is the business specified in the original notice convening themeeting.

Class meetings

16.16

The provisions of this Constitution relating to general meetings apply so far as they are capable of application and with any necessary changes to every separate meeting of the holders of a class of shares except that:

(1)	a quorum is constituted by:

(a)	at least two persons who, between them, hold or represent one-third of the issued Shares of the class; or

(b)	if one person holds all of the Shares of the class, that person constitutes a quorum in respect of that class meeting; and

(2)	any holder of Shares of the class, present in person or by proxy, orattorney or representative, may demand a poll.

17. Proceedings at general meeting Member deemed to be present

17.1	A Member may attend a general meeting at which it is entitled to be present, and is deemed to be present, in any of the following ways:

(1)	in person and for the avoidance of doubt, a Member is taken to be present in person for the purposes of clause 16.3 and 16.5(2);

(2)	by attorney;

(3)	by proxy;

(4)	in the case of a Member which is a body corporate, by a representative appointed under section 250D of the Act.

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Attorney of Member

17.2

Any Member may appoint an attorney to act on its behalf at all meetings of the Company or all meetings of the Company during a specified period. Before the first meeting at which the attorney acts on the Member’s behalf, the power of attorney validly appointing the attorney must be deposited at the Office or at any place specified in the notice convening that meeting.

Representative of body corporate

17.3

Any Member that is a body corporate may, in accordance with the Act, by resolution of its Directors authorise any person to act as its representative at any meeting. That representative is then entitled to exercise the same powers as the body corporate appointing the representative could have exercised as a Member, if it were a natural person.

Quorum for general meeting

17.4

No business may be transacted at any general meeting unless a quorum is present at the start of the business. A quorum is three Members who are present at the meeting and entitled to vote on a resolution at the meeting.

No quorum

17.5	If a quorum is not present within 30 minutes after the time appointed forthe meeting;

(1)	any meeting convened on a requisition of Members is dissolved; and

(2)

any other meeting stands adjourned to the same day in the next week at the same time and place or to any other day, time and place as the Directorsmay appoint by notice to the Members. If at the adjourned meeting a quorum is not present within 30 minutes after the time appointed for the adjourned meeting, then those Members who are present in person are deemed to be a quorum and may transact the business for which the meeting was called.

Chair of general meeting

17.6

The chair of the Directors, or, in the chair’s absence, the deputy chair (if any) will be entitled to take the chair at every general meeting. If there is no chair, or if at any meeting the chair is not present within 30 minutes after the time appointed for holding the meeting or if the chair is unwilling to act, the Directors present may choose a chair. If the Directors do not choose a chair, the Members present must choose one of the Directors to be chair, and if no Director is present or willing to take the chair, the Members must choose one of the Members to be chair.

17.7

The chair may, in the case of a conflict of interest or otherwise in their discretion, appoint someone else (who need not be a Director) to chair one or more items of business or resolutions at a general meeting. While acting as chair the appointee may exercise all of the chair’s powers and discretions. The chair resumes the chair after the appointment concludes.

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Powers of chair

17.8	The chair is responsible for the general conduct of and procedures at the general meeting.

17.9	The chair’s decisions about general conduct and procedures is final.
17.10	At any general meeting, if:

(1)	the chair declares that a resolution has been carried, or carried by a particular majority, or not carried; and

(2)	an entry to that effect is recorded in the minutes of proceedings ofthe Company,

that declaration is conclusive evidence of the fact without proof of the number or proportion of votes recorded in favour of or against that resolution.

Adjournment of general meeting

17.11

The chair of a general meeting may adjourn the meeting from time to time and from place to place, but no business will be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

Notice of adjourned meeting

17.12

If any general meeting is adjourned for more than one Month, Members of the Company must be given notice of the adjournment in the same manner in which notice was, or ought to have been, given of the original meeting.

18.	Voting

Resolution determined by majority

18.1

At a general meeting all resolutions submitted to the meeting will be decided by a simple majority of votes except where a greater majority is required by this Constitution, the Act or the Listing Rules.

Casting vote of chair

18.2

If an equal number of votes occurs on a show of hands or on a poll, the chair does not have a casting vote in addition to any votes to which the chair may be entitled as a Member, proxy, attorney or representative.

Method of voting

18.3

Every resolution submitted to the meeting will, in the first instance, be determined by a show of hands unless, either before or on the declaration of the result of the vote on a show of hands, a poll is demanded under clause 18.4 or the Act.

Demand for poll

18.4	A poll may be demanded on any resolution by:

(1)	the chair;

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(2)	at least five Members who are present; or

(3)	any one or more Members who are present, holding Shares conferring not less than 5% of the total voting rights of all Members having the right to vote on the resolution.

Conducting a poll

18.5	The chair will decide in each case the manner and the date and time in which a poll is taken.

18.6	In every case the chair must ascertain the number of votes attaching to Shares held or represented by persons voting in favour of a resolution and by those voting against the resolution.

18.7	The chair will determine any dispute about admitting or rejecting a vote and that determination, made in good faith, will be final and conclusive.

Votes

18.8	Subject to this Constitution, the Listing Rules and the rights or restrictions on voting which may attach to or be imposed on any class of Shares:

(1)	on a show of hands every Member present or who has cast a Direct Vote (including each holder of preference Shares who has a right to vote) will have one vote; and

(2)	on a poll every Member present or who has cast a Direct Vote (including each holder of preference Shares who has a right to vote) will have:

(a)	one vote for each fully paid Share held by that Member; and

(b)

a fraction of a vote for each partly paid Share, equivalent to the proportion which the amount paid (not credited) is of the total amounts paid and payable (excluding amounts credited) for that Share (or, where applicable, a fraction of a Share), ignoring any amounts paid in advance of a call.

18.9	A Member who has cast a Direct Vote on a resolution will not be entitled to any additional votes on the resolution by virtue of that Member being present at the meeting in person or by proxy.

Votes by proxy

18.10

A Member who is entitled to attend and cast a vote at a general meeting of the Company may appoint not more than two other persons as that Member’s proxy or proxies to attend and vote at the meeting on that Member’s behalf.

18.11	If a Member appoints one proxy, that proxy may vote on a show ofhands.

18.12	A proxy may demand or join in demanding a poll.

18.13	If a Member is present at any general meeting for which the Member has validly appointed a proxy to attend and vote for the Member:

(1)	the proxy’s authority to speak for the Member is suspended whilethe Member is present; and

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(2)

the proxy’s authority to vote for the Member on any resolution is not suspended while the Member is present but is revoked by the Member voting in person or if the Member casts a Direct Vote on that resolution.

18.14

A proxy may vote or abstain as he or she chooses except to the extent that an appointment of the proxy indicates the manner in which the proxy must vote on any resolution. The proxy may only vote or abstain on a poll or show of hands as instructed by proxy appointment.

Voting if call unpaid on Shares

18.15

Subject to any restrictions affecting the right of any Member or class of Members to attend any meeting, a Member holding Shares on which no calls or other monies are due and payable to the Company is entitled:

(1)	to receive notices and to attend any general meeting; and

(2)	to vote and be counted in a quorum,

even though that Member has monies then due and payable to the Company in respect of other Shares which that Member holds.

18.16	A Member may not vote at any general meeting in respect of those Shares it holds on which calls or other monies are due and payable to the Company at the time of the meeting.

Direct voting

18.17

The Directors may determine that, at any general meeting or class meeting, a Member who is entitled to attend and vote on a resolution at that meeting is entitled to cast that vote as a Direct Vote in a manner which does not require the Member to be present at the relevant meeting, so that the vote can be made by the Member notifying the Company of the Member’s vote by:

(1)	post;

(2)	facsimile;

(3)	any online or electronic voting system; or

(4)	any other means approved by the Directors.

18.18

The Directors may determine regulations, rules and procedures in relation to Direct Voting, including specifying the form, method and timing of giving a Direct Vote at a meeting in order for the Direct Vote to be valid. If a Member casts a vote as a Direct Vote in accordance with this Constitution and any regulations, rules and procedures determined by the Directors from time to time, the Direct Vote will be as valid and binding for all intents and purposes as if the Member had attended the relevant meeting and cast a vote at the meeting in person. Unless the Directors determine otherwise, a Direct Vote may not be withdrawn or altered once it is received by the Company.

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Voting by joint holders

18.19

Subject to clause 18.22, joint holders of Shares may vote at any meeting either personally or by proxy or by attorney or representative in respect of those Shares as if they were solely entitled to those Shares.

18.20

If more than one joint holder is present at any meeting (whether personally, by proxy or by attorney or by representative) and tenders a vote, only the vote of the joint holder whose name appears first on the register will be counted.

18.21	Several legal personal representatives of a deceased Member will for the purpose of this clause 18 be deemed to be joint holders of the Shares registered in the name of that Member.

Voting by transmittee

18.22

A person entitled to transmission of a Share under clause 10 who, at least 48 hours before the time notified for a general meeting (or an adjourned meeting), satisfies the Board of that person’s right to that Share, may vote at that general meeting in respect of that Share as if that person were registered as the holder of the Share.

Voting by Member of unsound mind

18.23

If a Member is of unsound mind, or is someone whose person or estate is liable to be dealt with under a law relating to mental health, that Member’s committee or trustee or other person who properly manages the Member’s estate may, if that person has at least 48 hours before the time notified for a general meeting (or an adjourned meeting) satisfied the Board of its relationship to the Member or the Member’s estate, exercise the Member’s rights in respect of the general meeting as if the committee, trustee or other person were the Member.

Voting exclusions

18.24	If, in respect of a resolution, any business or any other purpose:

(1)	the Listing Rules or the Act require that:

(a)	particular persons do not cast a vote on a resolution; or

(b)	votes by particular persons either for or against a resolution are to be disregarded,

in determining whether the resolution is passed, or so that the resolution has a specified effect; and

(2)

the notice of a general meeting includes any voting exclusion statement specifying that, in relation to particular business to be considered at a general meeting, votes cast by particular persons (whether specified by name or description of particular classes of persons) are to be disregarded by the Company, the Company must not take into account any vote cast or purported to be cast by or on behalf of any of those persons (whether on a show of hands or on a poll) in relation to, for or against (as the case requires) that resolution, except to the extent that the Listing Rules or the Act (as applicable) permit.

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Ruling on entitlements and votes

18.25	An objection raised with the chair of a general meeting as to:
(1)	whether a purported voter is qualified; or

(2)	whether the admission or rejection of a vote by any person present and entitled (or claiming to be entitled) to vote should be admitted orrejected,

may only be made at the general meeting or adjourned meeting at which the purported voter wishes to vote or the vote objected to is given or tendered.

18.26	In relation to that objection:

(1)	the decision of the chair is final and conclusive; and

(2)	a vote not disallowed as a result is valid and effective for all purposes.

19.	Proxies

Instrument appointing proxy

19.1

The instrument appointing a proxy must be in writing and signed by the appointor or the appointor’s attorney provided that attorney is duly authorised in writing to do so, or, if the appointor is a body corporate, by its corporate representative or in accordance with the Act.

Deposit of proxy with company

19.2	The instrument appointing a proxy and the original power of attorney (if any) under which it is signed, or a certified copy of the power of attorney:

(1)	must be received by the Company at least 48 hours before the time for holding the meeting; and

(2)	may be:

(a)	delivered to the Company’s office;

(b)	sent by facsimile received at the Company’s office or at any other place, fax number or electronic address specified for the purpose in the notice of meeting; or
(c)	otherwise received by any other means permissible under section 250B of the Act.

Validity of proxy

19.3	Subject to the Act, the chair’s decision or, in the chair’s absence, the Directors’ decision as to the validity of a proxy or power of attorney will be final andbinding.

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Validity of vote given in accordance with proxy

19.4

Unless the Company has received written notice of the matter before the start or resumption of the meeting at which a proxy votes, a vote cast by the proxy will be valid even if, before the proxy voted:

(1)	the Member dies;

(2)	the Member is mentally incapacitated;

(3)	the Member revokes the proxy’s appointment;

(4)	the Member revokes the authority under which the proxy was appointed by a third party; or

(5)	the Member transfers the Share for which the proxy was given.

Form of proxy

19.5

Every instrument of proxy must specify the Member’s name and address, the Company’s name, the proxy’s name or the name of the office held by theproxy and the meetings at which the proxy may be used, and must otherwise comply with the provisions of section 250A of the Act. An appointment of proxy may be a standing one.

19.6	The instrument of proxy may specify the manner in which the proxy is to vote in respect of each of the resolutions to be proposed.

19.7

The instrument of proxy may specify the proportion or number of votes which the proxy may exercise. If the Member appoints two proxies and the appointment does not specify the proportion or number of the Member’s votes each proxy may exercise, each proxy may exercise half of the votes.

19.8	Any instrument of proxy deposited in accordance with this Constitution which does not name the appointee will be deemed to be given in favour of the chair of the meeting to which it relates.

Directors and Officers of the Company

20.	The Directors

Number	of Directors

20.1	The number of Directors must not be less than three, nor more than the number determined by the Directors from time to time, which until otherwise determined by the Directors is ten.

20.2	The Directors have the power at any time to increase the number of Directors.

No Share qualification

20.3	A Director need not hold any Shares in the Company.

Election of Directors by Company

20.4	Directors must be elected by Ordinary Resolution.

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Directors may fill casual vacancies or appoint additional Directors

20.5

Despite clause 20.4, the Directors have the power at any time to appoint any other person as a Director either to fill a casual vacancy or as an addition to the Board provided that the total number of Directors must not at any time exceed thenumber of Directors fixed by or under this Constitution.

20.6

Any Director, except the managing director, appointed under clause 20.5 after the Company is admitted to the Official List must retire from office at, and will be eligible for re-election at, the next annual general meeting following that Director’s appointment.

Eligibility for election as a Director

20.7

Except where a Director retires from the Board under this Constitution or a person is recommended for appointment by the Board, a person is only eligible for appointment as a Director by Ordinary Resolution, where the Company receives at its Office at least 30 business days before the relevant general meeting both:

(1)	a nomination of the person by a Member; and

(2)	a consent to that nomination signed by the person nominated for election as a Director.

Alternate Director

20.8

Subject to the provisions of the Act and the Listing Rules, each Director may from time to time, if a majority of the other Directors approve, appoint a person (whether or not a Member) to act as an alternate Director in that Director’s place during any period the appointing Director thinks fit. The appointment must be in writing and signed by the Director and a copy of the appointment must be given to the registered office or to a meeting of the Directors.

20.9	Any alternate Director:

(1)	may be removed or suspended from office by written notice tothe Company from the Director who appointed the alternate (appointer);

(2)	is entitled to receive notice of Board meetings, to attend meetings (if the appointer is not present) and to be counted towards a quorum atmeetings;

(3)

is entitled to vote at meetings he or she attends on all resolutions on which the appointer could vote had that appointer attended and, where the alternate is a Director in the alternate’s own right, will have a separate vote on behalf of the appointer in addition to the alternate’s own vote;

(4)

subject to the terms of his or her appointment, may exercise any powers that the appointer may exercise in the alternate’s own right where the appointer is unavailable for any reason except the power to appoint an alternate Director. The action of an alternate Director will be conclusive evidence as against third parties of the unavailability of the appointer;

(5)	will automatically vacate office if the appointer is removed or otherwise ceases to hold office for any reason;

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(6)	while acting as a Director, is responsible to the Company for the alternate’s own acts and defaults and is not deemed to be the appointing Director’s agent;

(7)

is not entitled to receive any remuneration from the Company but is entitled to reimbursement for reasonable travelling and other expenses incurred in attending Board meetings or otherwise on the Company’s business;

(8)	is not to be taken into account in determining the number of Directors forthe purposes of this Constitution; and

(9)	may act as an alternate for more than one Director.

Auditor cannot be Director

20.10	No auditor of the Company or partner or employee or employer of an auditor can be appointed as a Director or an alternate Director of the Company.

21.	Directors’ tenure of office

Directors’	tenure of office

21.1	Subject to clause 21.6, a Director must not hold office without re-election:

(1)	following the third annual general meeting after that Director’s last appointment or re-election; or

(2)	for more than three years, whichever is longer.

Retirement by rotation

21.2	While the Company is admitted to the Official List, at least one Director must retire from office at each annual general meeting unless there has been an election of Directors earlier that year.

21.3	Subject to clause 21.6 if no Director is required to retire at an annual general meeting under clause 21.1 or clause 21.2, then the Director to retireunder clause 21.2 will be the one who has been longest in office since that Director’s last election.

21.4	As between those who became Directors on the same day, those to retire will, unless they otherwise agree among themselves, be determined by lot.

21.5	A retiring Director continues to hold office as a Director throughout the meeting at which that Director retires and at any adjournment.

Managing director

21.6

Clauses 21.1 to 21.5 do not apply to the managing director. If there is more than one managing director, only the first appointed does not have to comply with the requirement to retire from office or seek re-election in accordance with clauses 21.1 to 21.5 and ASX Listing Rule 14.

Approved by the Shareholders: 16 November 2022	34

Retiring Director eligible for re-election

21.7

A Director who retires from office or whose office is vacated under this Constitution will be eligible for election or re-election to the Board at the meeting at which that Director retires from office.

Removal of Director by the Company

21.8	The Company may by Ordinary Resolution remove any Director at any time.

Vacation of office

21.9	The office of a Director will be automatically vacated if the Director:

(1)	is declared bankrupt;

(2)	becomes of unsound mind or a person whose person or estate is liable to be dealt with under the laws relating to mental health;

(3)	is prohibited from being a Director in accordance with any of the provisionsof the Listing Rules, the Act or any order made under the Act or the Director’s office is vacated;

(4)	resigns by giving the Company written notice;

(5)	either personally or by an alternate Director, fails to attend Board meetings for a continuous period of three Months without leave of absence from the Board; or

(6)	is an executive director under an employment or services agreement with the Company and that agreement terminates, unless the Board determines otherwise.

21.10	A Director whose office is vacated under paragraphs (i), (ii) or (iii) will not be eligible for re-election until the disability (or disabilities) referred to is (or are) removed.

22.	Directors’ remuneration

Remuneration	of Directors

22.1

Subject to clause 22.8 and the Listing Rules, the Company in general meeting may from time to time determine the maximum aggregate remuneration to be provided to or for the benefit of the non-executive Directors for services rendered as non- executive Directors (Remuneration). Until a different amount is determined, the amount of the Remuneration is $560,000 per annum.

22.2

The Company may provide the Remuneration in cash and/or in the form of non-cash benefits (to the extent determined by the Directors). The Directors may determine and fix the value of any non-cash benefits for the purposes of clause 22.1.

22.3	The Remuneration:

(1)	includes fees which a non-executive Director agrees to sacrifice on a pre-tax basis;

(2)	includes superannuation contributions made by the Company or any of its child-entities for the benefit of non-executive Directors;

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(3)	excludes any remuneration payable to any Director under any executive service contract with the Company or a Related Body Corporate;

(4)	excludes any remuneration payable to any Director for extra services or special exertions under clause 22.6 (unless otherwise determined by the Board);

(5)	excludes any remuneration or benefit separately approved by Ordinary Resolution;

(6)	excludes any expenses payable to any Director under clause 22.9;

(7)	excludes any indemnities and insurance premiums paid in accordance with this Constitution; and

(8)	accrues from day to day, except for any non-cash benefit which is taken to accrue at the time provided for in, and subject to, the terms on which the benefit is provided.

Apportionment of Remuneration

22.4

The Directors may divide the Remuneration among themselves in any proportions and in any manner as they may from time to time determine. If the Directors donot or are unable to make a determination as to the apportionment of the Remuneration, it must be divided among them equally.

Remuneration of executive Directors

22.5

A managing Director or an executive Director may be provided with remuneration as determined by the Directors from time to time and, subject to the Listing Rules, including as a salary, commission or participation in profits and/or by the issue of Shares, options to acquire Shares or performance rights or other incentives (or a combination of any of these methods of remuneration).

Additional remuneration for extra services

22.6

If, at the Board’s request, any Director performs extra services or makes special exertions, (such as going or living abroad, serving on any Board committee, or otherwise for any Company purpose), the Company may remunerate that Director by paying for those services and exertions. This payment may be either in addition to or in place of any remuneration determined under clauses 22.1 to 22.3.

Other remuneration

22.7

In addition to the Remuneration, the Company and any of its Related Bodies Corporate may also provide any other remuneration and provide any other benefit to a Director or the Director’s nominee that is approved separately by Ordinary Resolution, including any remuneration or benefit under any share, option, equity or incentive plans approved separately by Ordinary Resolution.

Remuneration to be in accordance with Listing Rules

22.8	Remuneration to be provided to Directors must comply with the Listing Rules and in particular:

(1)	if a non-executive Director is paid, that Director must be paid a fixed sum, and not by way of a commission on or a percentage of profits or operating revenue;

Approved by the Shareholders: 16 November 2022	36

(2)	the remuneration payable to executive directors must not include a commission on or percentage of operating revenue; and

(3)	the total directors’ fees payable to Directors must not be increased without the Members in general meeting first giving their approval.

Expenses of Directors

22.9

In addition to any remuneration, the Company must also pay Directors all other travelling, accommodation and other expenses they incur in attending and returning from Directors’ meetings, any committee of the Directors or any Company general meetings or otherwise in connection with the Company’s business.

23.	Directors’ contracts

Directors not disqualified from holding office or contracting withCompany

23.1	Except as otherwise provided in the Act or the Listing Rules:

(1)

no Director will be disqualified by virtue of being a Director from holding any office or place of profit (other than as auditor) with the Company, with any company promoted by the Company with any corporation in which the Company is a Member or which is a Member of the Company, or in which the Company is otherwise interested;

(2)

no Director will be disqualified by virtue of being a Director from contracting with the Company or any corporation in which the Company is a shareholder or is otherwise interested (whether as vendor, purchaser or otherwise); and

(3)

no contract referred to in this clause 23 or any contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested can be avoided and no Director will be liable to account to the Company for any profit arising from that contract or arrangement or from any office referred to in this clause 23 by reason only of that Director holding that office or of the Director’s fiduciary relationship with the Company.

Director can act in professional capacity

23.2

Subject to the Act and the Listing Rules, a Director or a Director’s firm may act in a professional capacity (other than as auditor) for the Company, and that Directoror that Director’s firm is entitled to remuneration for professional services as if the relevant Director were not a Director.

Director not to vote on contract in which the Director has a material personal interest

23.3

Subject to the Act and the Listing Rules, neither a Director nor that Director’s alternate may vote at any Board meeting about any contract or arrangement in which the Director has, whether directly or indirectly, a material personal interest. However, that Director may execute or otherwise act in respect of thatcontract or arrangement.

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Directors to declare interest

23.4

Any Director who has a material personal interest in a matter that relates to the Company’s affairs must give the other Directors notice of that interest, unless the interest is of a type referred to in section 191(2)(a) of the Act, or all of the conditions referred to in section 191(2)(c) of the Act are satisfied.

23.5

The Director must declare the nature and extent of the Director’s interest and the relation of the interest to the Company’s affairs at a Directors’ meeting as soon as possible after the Director becomes aware of their interest in the matter.

23.6

A Director who has an interest in a matter may give a standing notice to the other Directors of the nature and extent of that Director’s interest in the matter in accordance with section 192 of the Act.

Directors to declare potential conflicts

23.7

Any Director who holds any office or possesses any property in circumstances where the holding or possession might, either directly or indirectly, create conflicting duties or interests with those duties or interests that the Director has in his or her capacity as a Director, must declare the fact of holding that office or possessing that property, and the nature and extent of any conflict, at the first Directors’ meeting held after he or she becomes a Director or (if already a Director) at the first Director’s meeting held after he or she becomes aware of the relevant facts which give rise to the conflict.

Secretary to record declarations of Directors

23.8	The Secretary must record in the minutes of the meeting any declarations made or notices given by a Director under this Constitution.

24.	Powers of Directors

Powers	of Directors

24.1

Subject to the Act and to any provision of this Constitution, the Directors will manage or cause the management of the business of the Company. The Directors may pay, or cause to be paid, all expenses incurred in promoting and forming the Company and may exercise, or cause to be exercised, all powers of the Company that are not, by the Act or by this Constitution, required to be exercised by the Company in general meeting.

Powers to borrow or raise money

24.2

Without limiting the generality of clause 24.1, the Directors may from time to time at their discretion borrow or raise any sum or sums of money or obtain other financial accommodation for Company purposes, and may grant security for the repayment of that sum or sums or the payment, performance or fulfilment of any debts, liabilities, contracts or obligations incurred or undertaken by the Company in any manner and on any terms and conditions as they think fit, in particular, the Directors may do so by the issue or re-issue of bonds, perpetual or redeemable debentures or any mortgage, charge or other security on the undertaking or the whole or any part of the property of the Company (both present and future) including its uncalled or unpaid capital for the time being.

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Directors may vote shares in other corporations

24.3

Subject to the Act and the Listing Rules, the Directors may exercise the voting power conferred by the shares in any corporation held by the Company in any mannerthey think fit, including in circumstances where a Director may be interested in the exercise, such as an exercise in favour of any resolution appointing a Director as an Officer of a corporation or voting or providing for the payment of remuneration to Officers of the other corporation.

Agent or attorney

24.4

The Directors may at any time appoint any person or persons to be a Company agent or attorney for any purpose and with any powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under this Constitution) and for any period and subject to any conditions as the Directors think fit.

24.5	Any appointment may be made in favour of:

(1)	any company;

(2)	the members, directors, nominees or managers of any company or firm; or

(3)	any fluctuating body of persons (whether nominated by the Directors or otherwise).

24.6

Any document appointing an agent or power of attorney may provide for the protection or convenience of the agent or attorney and of persons dealing with the agent or attorney as the Directors may think fit.

Sub-delegation of powers

24.7	The Directors may authorise any agent or attorney they have appointed to sub- delegate all or any of the powers, authorities and discretions vested in them for the time being.

25.	Executive directors Managing director

25.1

The Directors may at any time appoint one or more Directors to be the managing director or to any other executive office for any period and on any terms they think fit. Subject to the terms of any agreement entered into in any particular case, the Directors may revoke that appointment. An appointment automatically terminates if the appointee ceases to be a Director. If the appointee ceases to be the managing director, that person will also automatically cease to be a Director unless the Board determines otherwise.

Directors may confer powers on executive directors

25.2

The Directors may confer on a managing director or other executive director any of the powers exercisable by the Directors on those terms and conditions and with any restrictions as they think fit. Any powers so conferred may be concurrent with or to the exclusion of their own powers. The Directors may at any time revoke, withdraw, alter or vary all or any of those powers.

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Remuneration of executive directors

25.3

Subject to the Listing Rules and the terms of any agreement entered into with any executive director, the Board may fix the remuneration of each executive director which may comprise salary or commission on or participation in profits of the Company, but may not comprise commission on, or a percentage of, operating revenue.

26.	Proceedings of Directors Board meetings

26.1	The Directors may meet either:

(1)	in person;

(2)	by telephone;

(3)	by audiovisual linkup; or

(4)	by any other instantaneous communications medium for conferring,

for dispatch of business, and adjourn and otherwise regulate their meetings as they think fit.

Director to be regarded as present at meeting

26.2

A Director is regarded as present at a meeting where the meeting is conducted by telephone, audiovisual linkup or other instantaneous communications medium for conferring, if the Director is able to hear, and to be heard by, all others attending the meeting.

Place of meeting

26.3

A meeting conducted by telephone, audiovisual linkup or other instantaneous communications medium for conferring, will be deemed to be held at the place agreed on by the Directors attending that meeting, provided that at least one of the Directors present at the meeting was at that place for the duration of the meeting. Meetings may be held outside Australia.

Convening of Directors meeting

26.4	A Director may at any time, and the Secretary on the request of a Director must, convene a meeting of Directors.

Notice of meeting

26.5	Notice of every meeting of Directors must be given to each Director, but failure to give or receive that notice will not invalidate any meeting.

Directors may act notwithstanding vacancy

26.6

The Directors may act, and their acts are valid, despite there being a vacancy on the Board and despite any failure to comply with section 201A(2) of the Act, but if and so long as their number is below the number required for a quorum, they must not act except in an emergency or to fill a vacancy or to summon a general meeting.

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Quorum for Board meetings

26.7	At a meeting of Directors, the number of Directors necessary to constitute a quorum is that number as determined by the Directors and, unless otherwise determined, is two.

Meeting competent to exercise all powers

26.8	A Directors’ meeting at which a quorum is present will be competent to exerciseall or any of the powers and discretions vested in or exercisable by the Directors generally.

Chair of Board meetings

26.9

The Directors may elect a chair and deputy chair of their meetings and determinethe periods for which they are to hold office. If no chair or deputy chair is elected or if at any meeting neither the chair nor the deputy chair is present at the time appointed for the meeting, the Directors present at the meeting may choose one of the Directors present to be chair of the meeting.

Documents tabled at meeting

26.10

An original document, or a photocopy, facsimile or electronic copy of that document, which is in the possession of, or has been seen by, all Directors attending the Directors’ meeting before, or at the time of, that meeting, is deemed to be a document tabled at that meeting.

Questions to be decided by majority

26.11

Questions arising at any Board meeting will be decided by a majority of votes of Directors present and voting. Subject to the Listing Rules, if the votes cast are equal, the chair will have a second or casting vote, but not so where there are only two Directors present who are competent to vote on the question at issue.

Resolution in writing

26.12

A resolution in writing of which notice has been given to all Directors for the time being entitled to receive notice of that meeting and which is signed by a majority of Directors for the time being entitled to attend and vote at Directors’ meetings will be as valid and effectual as if it had been passed at a Directors’ meeting duly convened and held. That resolution may consist of several documents in like form each signed by one or more of the Directors. For the purposes of this clause 26.12:

(1)	the signature of an alternate Director will be as effective as, and may be substituted for, the signature of an appointing Director; and

(2)	a signature will be valid if it is transmitted by facsimile, e-mail, or other generally accepted technology.

26.13	The effective date of that resolution referred to in clause 26.12 is the date on which the document or any of the counterpart documents was last signed.

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Resolution passed is deemed to be determination of Board

26.14

Any resolution properly passed at a duly convened Directors’ meeting at which a quorum is present will be deemed to be a determination by all the Directors or the Board for the purposes of this Constitution.

Committee powers and meetings

26.15	The Directors may delegate any of their powers to a committee of Directors, a sole Director and/or other persons as they think fit and may revoke that delegation.

26.16	Any committee can exercise the powers delegated to it in accordance with any directions that may from time to time be imposed on it by the Board.

26.17

The meetings and proceedings of any committee consisting of two or more Directors will be governed by the provisions of this Constitution regulating the meetings and proceedings of the Directors so far as they are applicable and are not superseded by any direction made by the Board under this clause 26.

Validity of acts of Directors

26.18

All acts done by any Directors’ meeting or by a committee of the Directors or by any person acting as a Director will be valid even it is discovered afterwards that there was some defect in the appointment or election of that Director or person acting as a Director or that any Director was disqualified or had vacated office or was otherwise not entitled to vote or act.

27.	Secretary

27.1	A Secretary or Secretaries of the Company must be appointed by theDirectors in accordance with the Act. The Directors may also appoint acting and assistant Secretaries.

27.2

A Secretary holds office on the terms and conditions (including as to remuneration) and with the powers, duties and authorities, as determined by the Board. The exercise of those powers and authorities and the performance of those duties by a Secretary is subject at all times to the control of the Board. A Secretary may be removed by the Board.

28.	Indemnity and insurance Indemnity

28.1	Subject to clause 28.3, to the maximum extent permitted by law:

(1)	the Company:

(a)

must indemnify each Director and Secretary and each former Director and Secretary, including each Director and Secretary who is or was, at the request of the Company, serving as a director or secretary of another company; and

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(b)	may indemnify any other Officer or former Officer of the Company,

against any liability (other than legal costs) incurred in acting as a Director, Secretary, or other Officer of the Company, or as a director or secretary of another company at the request of the Company, other than:

(c)	a liability owed to the Company or a Related Body Corporate;

(d)	a liability for a pecuniary penalty order under section 1317G or a compensation order under section 1317H or 1317HA of the Act; or
(e)	a liability that did not arise out of conduct in good faith;

(2)	the Company:

(a)

must indemnify each Director and Secretary, and each former Director and Secretary, including each Director and Secretary who is or was, at the request of the Company, serving as a director or secretary of another company; and

(b)	may indemnify any other Officer or former Officer,

for costs and expenses incurred by a Director, Secretary or other Officer of the Company, in defending an action for a liability incurred in acting as a Director, Secretary or other Officer of the Company, or as a director or secretary of another company at the request of the Company, except for legal costs incurred:

(c)

in defending or resisting any proceedings, whether civil or criminal, in which the Director, Secretary or other Officer of the Company, is found to have a liability for which they could not be indemnified under clause 28.1(1) above;

(d)	in defending or resisting criminal proceedings in which the Director, Secretary or other Officer of the Company, is found guilty;

(e)

in defending or resisting proceedings brought by the ASIC or by a liquidator for a court order if the grounds for making the order are found by the court to have been established, except for costs incurred in responding to actions taken by the ASIC or a liquidator as part of an investigation before commencing proceedings for the court order; or

(f)	in connection with proceedings for relief to the Director, Secretary or other Officer of the Company, under the Act in which the relief is denied by the court; and

(3)

the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by a Director, Secretary or other Officer of the Company, including a Director and Secretary who is or was, at the request of the Company, serving as a director or secretary of another company, on the condition that the Director, Secretary or, other Officer of the Company, must repay the amount paid by the Company to the extent that the Company is ultimately found not liable to indemnify the Director, Secretary or, other Officer of the Company, for those legal costs.

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Insurance

28.2

Subject to clause 28.3, to the maximum extent permitted by law the Company may pay, or agree to pay, a premium for a contract insuring a person who is or has been a Director, Secretary or other Officer of the Company, including a person who is or has been, at the request of the Company, a director or secretary of another company, or a Director, Secretary or other Officer of a subsidiary of the Company, against a liability incurred by the person in that capacity, including a liability for legal costs, unless the liability:

(1)	arises out of conduct involving wilful breach of duty in relation to the Company; or

(2)	arises out of a contravention of sections 182 or 183 of the Act.

Exclusions required by law

28.3

The Company must not indemnify any person in respect of any liability or legal costs pursuant to clauses 28.1, or pay any premium for a contract pursuant to clause 28.2, if and to the extent that the Company is prohibited by law from doing so.

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Financial

29.	Financial statements Financial records

29.1	The Directors must cause financial and other records to be kept as required bythe Act, the Listing Rules and this Constitution.

Financial statements to be audited

29.2	The financial statements of the Company for each Financial Year must be audited by the auditor in accordance with the Act.

Auditor

29.3	The auditor of the Company is to be appointed and removed from time to time in accordance with the Act.

30.	Reserves Reserves

30.1

Before declaring or determining any dividends, the Directors may set aside out of the Company’s profits any sums they think proper as reserves to be applied to meet contingencies, to equalise dividends, to pay special dividends, to repair, improve or maintain any Company property, or for any other purpose the Directors in their absolute discretion consider to be in the Company’s interests. Pending that application, the reserves may, at the Directors’ discretion, be used in the Company’s business or be invested as the Directors think fit (including the purchase of Shares of the Company). The Directors may deal with and vary these investments and dispose of all or any part for the Company’s benefit and may divide the reserves into special reserves as they think fit.

30.2	The Directors may, as they think fit, appropriate to the Company’s profits any amount previously set aside as a reserve.

Carry forward of profits

30.3	The Directors may carry forward any profits they consider ought not to be distributed as dividends without transferring those profits to areserve.

Revaluation of assets

30.4	Subject to the Act, the Directors may revalue any assets of the Company.

31.	Dividends and distributions

Power to determine or declare dividends vested in Directors

31.1

The power to determine that a dividend is payable and to declare dividends (including interim dividends) is vested in the Directors who may fix the amount and the timing for payment and the method of payment of any dividend in accordance with this Constitution.

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Apportionment of dividends

31.2

Subject to this Constitution, the Act, the Listing Rules and the rights of Members entitled to Shares with preferential, special or qualified rights as to dividend, dividends are to be apportioned and paid among the Members in proportion to the amounts paid up (not credited) on the Shares held by them. Any amount paid on a Share in advance of a call will be ignored when calculating the relevantproportion.

Discretion as to source of dividends

31.3	The Directors may when declaring or determining a dividend, to the extent permitted by law, direct that the dividend be payable:

(1)	to particular Members wholly or partly out of any particular fund orreserve or out of profits derived from any particular source; and

(2)	to the remaining Members wholly or partly out of any other particular fund or reserve or out of profits derived from any other particular source,

and may make that direction despite that by doing so the dividend will form part of the assessable income for taxation purposes of some Members and will not form part of the assessable income of others.

Distributions payable by distribution of assets

31.4

The Directors may determine that any dividend or other distribution or other monies payable for or in respect of a Share, including any distribution pursuant to clauses 11.3 and 11.4, be paid wholly or partly by the distribution of specific assets, including bonus Shares or other securities of the Company or any other corporation, trust or entity.

31.5	Each Member agrees and consents to:

(1)	the distribution to it of any assets pursuant to clauses 11.3, 11.4 and 31.4, including securities of the Company or of any other corporation, trust or entity; and

(2)	where the distribution is of securities:

(a)	accept the number of securities that are allotted to it;

(b)	be a member, unitholder and/or securityholder of the relevant corporation, trust or entity;

(c)	be bound by the constitution, trust deed and/or constituent documents of the relevant corporation, trust or entity; and

(d)	have the Member’s name placed in any register kept by or in respect of the relevant corporation, trust or entity, including any register of members, unitholders or securityholders.

31.6	A Member may not withdraw its consent under clause 31.5.

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Directors’ discretion

31.7	All matters concerning dividends or other distributions including valuation of assets may be determined by the Directors in their discretion, and in particular the Directors may:

(1)	settle any difficulty, dispute or matter regarding any dividend or other distribution;

(2)	fix the value for distribution of the specific assets or any part of those assets;

(3)	determine that cash payments will be made to, or at the direction of, any Members on the basis of the value so fixed in order to adjust the rights of all parties; and

(4)	vest any specific assets in trustees as the Directors consider appropriate.

31.8

If a distribution of specific assets to, or at the direction of, a particular Member or Members is illegal or, in the Directors’ opinion, impracticable, the Directors may make a cash payment to the Member or Members on the basis of the cashamount of the dividend or other distribution instead of the distribution of specificassets.

Currency

31.9	Subject to clause 31.10, dividends and other distributions which are paid in cash must be paid in Australian currency.

31.10

Any amount payable to the holder of a Share, whether in relation to distributions, participation in surplus property of the company or otherwise, may, with the agreement of the holder or under the terms of issue of the Share, be paid in the currency of a country other than Australia, at any exchange rate the Directors think fit. Payment in another currency or currencies of an amount converted under this clause 31.10 will be deemed as between the Company and all Members to be an adequate and proper payment of the amount payable.

No interest payable by the Company

31.11	Interest is not payable by the Company in respect of any dividend or other distribution.

Directors may retain certain dividends and distributions

31.12

The Directors may retain the dividends or other distributions payable on Shares to which any person is entitled to become a Member because of death, bankruptcy or other operation of law until that person or a nominated transferee becomes a Member in respect of the Shares.

Directors may deduct money payable to Company

31.13	The Directors may deduct from any dividends or other distributions payable to a Member all sums of money presently payable by the Member to the Company on account of calls or otherwise.

Payment

31.14	Any dividend, distribution, interest or other monies payable for or in respect of any Shares may be paid by cheque or by any other method of payment specified by the Directors.

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31.15	Where the dividend, distribution, interest or other monies payable in respect of Shares is paid by cheque, the cheque will be sent through the post to:

(1)

the registered address of the Member or person entitled or, in the case of joint holders, to the registered addressof that holder whose name appears first on the Register in respect of the joint holding; or

(2)	to that person at that address as the holder or joint holders may in writing direct.

31.16	Every cheque will be made payable to the order of the person to whom it is sent and is at its risk.

Unclaimed distributions

31.17

Except as otherwise provided by law, all dividends or other distributionsunclaimed for one year after having been declared may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed.

Dividend Reinvestment Plans

31.18

The Directors may implement and in their discretion maintain, on terms and conditions determined by the Directors from time to time, dividend reinvestment plans (a Dividend Reinvestment Plan) for cash dividends paid by the Company in relation to Shares to be reinvested by way of subscription for Shares or other securities to be issued and allotted by the Company. Participation in a Dividend Reinvestment Plan will be available to those Members who wish to participate in the Dividend Reinvestment Plan and are eligible to do so under the terms and conditions of the Dividend Reinvestment Plan.

31.19	The Directors may vary, amend or suspend any terms or conditions of aDividend Reinvestment Plan as and when they think fit in their discretion.

32.	Capitalising profits

Capitalising profits

32.1

The Directors may resolve to capitalise any sum for the time being standing to the credit of any of the Company’s reserve accounts, arising from a revaluation or sale of assets, or otherwise available for distribution to Members. The sum capitalisedwill be applied for the benefit of Members (in the proportions to which those Members would have been entitled in a distribution of that sum by way of dividend) in one or both of the following ways:

(1)	in or towards paying up any amounts for the time being unpaid on anyShares held by those Members; or

(2)	in paying up in full or in part any unissued Shares or debentures of the Company to be allotted and distributed credited as fully paid to those Members.

Directors powers in relation to capitalisation of profits

32.2	In giving effect to any resolution for capitalisation under clause 32.1, the Directors may:

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(1)

appoint any person to make an agreement on behalf of the Members entitled to benefit from the resolution where that agreement is required under the Act or is otherwise considered by the Directors to be desirable;

(2)	issue fractional certificates or make cash payments where Shares or debentures become issuable in fractions; and

(3)

otherwise provide for adjusting differences and settling any difficulty arising under the resolution including a determination that fractions will be disregarded or that a fractional entitlement be increased to the next whole number.

33.	Winding up Distribution of surplus assets

33.1

In a winding up, any assets available for distribution to Members will, subject to the rights of the holders of Shares issued on special terms and conditions, this Constitution, the Act and the Listing Rules, be distributed amongst the Members to return capital paid up on their Shares and distribute any surplus in proportion to the amount paid up (not credited) on Shares held by them.

Fee or commission paid to liquidator to be approved in general meeting

33.2

The Company must not pay any Director or liquidator any fee or commission on the sale or realisation of the whole or part of the Company’s undertaking or assets unless the Company in general meeting approves. The approval must be given at a meeting convened by notice specifying the fee or commission proposed to be paid.

Distribution in specie

33.3	If the Company is wound up (whether voluntarily or otherwise), the liquidator may;

(1)	with the approval of a Special Resolution, divide among the contributories in specie or kind any part of the assets of the Company;

(2)	with the approval of a Special Resolution, vest any part of the assets of the Company in trustees of trusts for the benefit of the contributories or any of them as the liquidator thinks fit; and

(3)	set the values it considers fair and reasonable on any property to be divided and determine how the division is to be carried out.

General provisions

34.	Minutes and registers to be kept

Minutes

34.1	The Directors must cause to be entered in minute books of the Company within one Month of the relevant meeting, minutes containing details of:

(1)	the names of the Directors present at each Directors’ meeting and meetingof any committee of Directors;

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(2)

all declarations made or notices given by any Director (either generally or specifically) of its interest in any contract or proposed contract or of its holding of any office or property whereby any conflict of duty or interestmay arise; and

(3)	all resolutions and proceedings of general meetings of the Company, Directors’ meetings and meetings of any committee of the Directors.

Minutes to be signed by the chair

34.2

Any minutes of any general meetings of the Company, Directors’ meeting or meetings of any committee of the Directors must be signed by the chair of the meeting or by the chair of the next succeeding meeting and once signed will constitute prima facie evidence of the matters stated in the minutes.

Registers

34.3	The Directors must cause the Company to keep:

(1)	a register of Members and other registers required under the Act; and

(2)	any other registers or sub-register s required by the Listing Rules or Settlement Rules.

35.	Inspection of records

35.1

Subject to the Act, the Directors may determine whether and to what extent the documents and records of the Company will be open to inspection by any person. This clause 35 does not limit the rights of a Director or former Director under the law.

36.	Notices

Service of notices by Company

36.1	A notice may be given by the Company to any Member in any one of the following ways:

(1)	personally, by giving it to the Member;

(2)	by leaving it addressed to the Member at the Member’s address;

(3)	by facsimile to the Member at the Member’s facsimile number;

(4)	by e-mail to the Member’s electronic address;

(5)	by post by sending it addressed to the Member at the Member’s address; or

(6)	otherwise by any method (including by advertisement) as the Directors may determine.

Electronic communications

36.2	Where the Company is required by the Act or this Constitution to:

(1)	give information in writing;

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(2)	provide a signature;

(3)	produce a document;

(4)	record information; or

(5)	retain a document,

that requirement is taken to have been met if the Company uses an electronic communication or an electronic form of the relevant document, and the Company complies with any further requirements of the Electronic Transactions Act 1999 (Cth).

Notices to joint holders

36.3

A notice may be given by the Company to the joint holders of a Share by givingthe notice to the joint holder whose name appears first in the Register and that notice will be sufficient notice to all the joint holders.

Notice deemed to be served

36.4	Any notice by advertisement will be deemed to have been served on the day of publication of the newspaper containing the advertisement.

36.5	Any notice sent by post will be deemed to have been served on the day following the day on which the notice is posted.

36.6	Any notice sent by facsimile or other electronic means will be deemed to have been served on the same day that it is sent.

36.7	Any notice served on a Member personally or left at the Member’s address will be deemed to have been served when delivered.

Service by post

36.8

A notice sent by post will be properly served if the notice was correctly addressed and was posted with the required postage. A certificate in writing signed by any manager, Secretary or other Officer of the Company that the notice was so addressed and posted is conclusive evidence of proper service by post.

Notices to Members whose whereabouts unknown

36.9	Where:

(1)	the Company in good faith has reason to believe that a Member is not known at the address shown for that Member in the Register;

(2)	the Company has subsequently made an enquiry at that address as to the whereabouts of the Member; and

(3)	the enquiry either elicits no response or a response indicating that the Member’s present whereabouts are unknown,

all future notices will be deemed to be given to the Member if the notice is exhibited in the Office for a period (not including weekends and public holidays) of 48 hours and will be deemed to be duly served at the commencement of that period. This clause 36.9 will apply unless and until the Member informs the Company that the Member has resumed residence at the Member’s address shown in the Register or notifies the Company of a new address to which the Company may send the Member notices (which new address is deemed to be the Member’s registered place of address).

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Notices binding on transferees

36.10

Every person who becomes entitled to any Share by operation of law, transfer or otherwise will be bound by every notice in respect of the Share which, before that person’s name and address is entered on the Register, is duly given to the person from whom title to the Share is derived.

Notice to deceased or bankrupt Members

36.11

Any notice or document given to a Member will be deemed to have been duly given in respect of any Shares held solely or jointly by the Member despite the Member having died or becoming bankrupt and whether or not the Company has notice of the death or bankruptcy until some other person is registered in the Member’s stead as the holder or joint holder.

Signing notices

36.12	The signature to any notice to be given by the Company may be written, printedor provided by electronic means.

Counting days

36.13

Where a given number of days’ notice or notice extending over any other period is required to be given, the day on which notice is deemed to be given will not be counted in the number of days or other period.

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